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CERTIFICATE OF THE VOTING POWERS, DESIGNATION, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION OR
                IN ANY AMENDMENT THERETO, OF THE


                9 7/8% PREFERRED STOCK, SERIES F

                               OF

                      WELLS FARGO & COMPANY


     WE, THE UNDERSIGNED, William F. Zuendt and Guy Rounsaville, Jr., the President and the Secretary, respectively, of Wells Fargo & Company, a Delaware corporation (the "Company"), DO HEREBY CERTIFY that the following resolution was duly adopted by the Financing Committee of the Board of Directors of the Company by unanimous written consent dated as of February __, 1996:

          RESOLVED that, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company and delegated to the Financing Committee by resolutions of the Board of Directors adopted on January 21, 1992, the Financing Committee of the Board of Directors hereby authorizes the issuance of a series of Preferred Stock of the Company to consist of l,000,000 shares, the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Restated Certificate of Incorporation, are hereby fixed as follows:

          1. NUMBER OF SHARES. The series of preferred stock created hereby shall comprise 1,000,000 shares designated as the "9 7/8% Preferred Stock, Series F" (the "9 7/8% Preferred Stock"). The 9 7/8% Preferred Stock has a par value of $5.00 per share and a liquidation preference of $200.00 per share. The number of authorized shares of the 9 7/8% Preferred Stock may be reduced by further resolution duly adopted by or pursuant to authority conferred by the Board of Directors of the Company and by the filing of a

                               1.

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     certificate pursuant to the provisions of the General
     Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of the 9 7/8% Preferred Stock shall not be increased.

          2.   DIVIDENDS.

          2.1 RIGHT TO RECEIVE CASH DIVIDENDS. The holders of shares of the 9 7/8% Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company or any duly authorized committee thereof, out of funds legally available therefor, cumulative cash dividends, payable quarterly in arrears on the last day of March, June, September and December of each year, commencing June 30, 1996 (each a "Dividend Payment Date"), at the rate per annum payable as set forth in Section 2.2. Each such dividend shall be paid to the holders of record of the 9 7/8% Preferred Stock as they appear on the stock register of the Company on such record date, not exceeding 60 calendar days preceding the Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Company or by a committee of said Board of Directors duly authorized to fix such date.

          The amount of dividends per share payable for each quarterly dividend period shall be computed by dividing the dividend rate for such dividend period by four and applying such rate against the liquidation preference per share of the 9 7/8% Preferred Stock. Dividends payable on the 9 7/8% Preferred Stock for any period less than a full quarterly dividend period, including the Initial Dividend Period, as defined below, shall be computed on the basis of a 360-day year of four 90-day quarters and the actual number of days elapsed in the period for which payable.

          2.2. DIVIDEND RATE. The dividend rate on the shares of 9 7/8% Preferred Stock for the period from April 1, 1996, to and including June 30, 1996 (the "Initial
     Dividend Period"), and for each quarterly dividend period thereafter shall be 9 7/8% per annum.

                               2.

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          2.3  DIVIDEND RANK.

          (a) So long as any shares of the 9 7/8% Preferred Stock are outstanding, no dividends shall be paid or declared upon any shares of any class or series of stock of the Company ranking on a parity with the 9 7/8% Preferred Stock in the payment of dividends for any period unless, at or prior to the time of such payment or declaration, (i) all dividends payable on the 9 7/8% Preferred Stock for all dividend periods ended prior to the date of such payment or declaration shall have been paid, and (ii) a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed thereupon, shall be paid upon or declared for the 9 7/8% Preferred Stock then issued and outstanding.

          (b) If any shares of the 9 7/8% Preferred Stock are outstanding, no full dividends shall be declared or paid or set apart for payment on any series of the preferred stock, $5.00 par value, of the Company (the "Preferred Stock") ranking, as to dividends, on a parity with or junior to the 9 7/8% Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the 9 7/8% Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. In the event that dividends are not paid in full (or a sum sufficient for such full payment set apart) upon the shares of the 9 7/8% Preferred Stock or the shares of any other series of Preferred Stock ranking on a parity as to dividends with the shares of the 9 7/8% Preferred Stock, dividends upon shares of the 9 7/8% Preferred Stock and dividends on shares of such other series of Preferred Stock shall be declared by the Board of Directors or a duly authorized committee thereof pro rata with respect thereto so that the amount of dividends per share on the 9 7/8% Preferred Stock and such other series of Preferred Stock so declared shall in all cases bear to each other the same ratio that full cumulative dividends on the shares of the 9 7/8% Preferred Stock and full dividends, including accumulations, if any, on the shares of such other series of Preferred Stock, bear to each other.

                               3.

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          (c) Except as provided in this Section 2.3, if full
     cumulative dividends on all outstanding shares of the 9 7/8% Preferred Stock at the rate per share set out in Section 2.2 shall not have been declared and paid or set aside for payment, the Company shall not, until full cumulative dividends have been declared and paid or set aside for payment on all outstanding shares of the 9 7/8% Preferred Stock, (i) declare or pay or set aside for payment any dividends (other than a dividend in common stock, $5.00 par value, of the Company (the "Common Stock") or in any other stock ranking junior to the 9 7/8% Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the Company) or make any other distribution on the Common Stock or any other stock of the Company ranking junior to or on a parity with shares of the 9 7/8% Preferred Stock, with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, or (ii) make any payment on account of the purchase, redemption or other retirement of, or pay or make available any moneys for a sinking fund for the redemption of, any shares of Common Stock or such other junior or parity stock except by conversion into or exchange for stock of the Company ranking junior to the 9 7/8% Preferred Stock as to dividends and upon liquidation.

          (d)  Any dividend payment made on shares of the 9 7/8%
     Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares.

          3.   REDEMPTION.

          3.1 REDEMPTION PRICES AND DATES. The shares of the 9 7/8% Preferred Stock shall not be redeemable prior to November 15, 1996. On or after November 15, 1996, the Company, at its option, may redeem the shares of the 9 7/8% Preferred Stock as a whole or from time to time in part, at a redemption price of $200.00 per share, plus, in each case, all accrued and unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption.

          3.2 RESTRICTIONS. Notwithstanding the foregoing, if full cumulative dividends on all outstanding shares of 9

                               4.

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     7/8%  Preferred Stock have not been paid or
     contemporaneously declared and paid for all past dividend periods, no shares of 9 7/8% Preferred Stock shall be redeemed pursuant to this Section 3 unless all outstanding shares of 9 7/8% Preferred Stock are simultaneously redeemed, and, unless the full cumulative dividends on all outstanding shares of 9 7/8% Preferred Stock and any other Preferred Stock ranking on a parity therewith as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire any shares of 9 7/8% Preferred Stock or shares of any other series of Preferred Stock ranking on a parity therewith as to dividends and upon liquidation (except by conversion into or exchange for shares of the Company ranking junior to the shares of the 9 7/8% Preferred Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the 9 7/8% Preferred Stock or of shares of such other series of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 9 7/8% Preferred Stock or of such other series.

          3.3 PRO RATA REDEMPTION. In the event that fewer than all the outstanding shares of the 9 7/8% Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors or a duly authorized committee thereof and the shares to be redeemed shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid fractional shares).

          3.4 NOTICE. In the event the Company shall redeem shares of the 9 7/8% Preferred Stock, notice of such redemption (a "Notice of Redemption") shall be given by first class mail, postage prepaid, mailed not less than 40 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such Notice of Redemption shall state:
     (i) the redemption date; (ii) the number of shares of the 9 7/8% Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the

                               5.

     number of such shares to be redeemed from such holder; (iii) the redemption price (specifying the amount of accrued and unpaid dividends to be included therein); (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (vi) the provision hereunder pursuant to which such redemption is being made.

          3.5 CESSATION OF DIVIDENDS. If a Notice of Redemption has been given, from and after the redemption date for the shares of the 9 7/8% Preferred Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption plus an amount equal to full cumulative dividends thereon (whether or not earned or declared) to the date fixed for redemption) dividends on the shares of the 9 7/8% Preferred Stock so called for redemption shall cease to accrue and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price plus an amount equal to such accumulated and unpaid dividends) shall cease. Upon surrender in accordance with said Notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the Notice shall so state), the redemption price set forth above plus an amount equal to such accumulated and unpaid dividends shall be paid by the paying agent for the Company. In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          3.6 STATUS OF REDEEMED SHARES. Shares of 9 7/8% Preferred Stock which have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by or on behalf of the Board of Directors.

          4.   LIQUIDATION RIGHTS.

                               6.

     4.1 PAYMENT UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding shares of the 9 7/8% Preferred Stock shall be entitled, before any payment or distribution shall be made on the Common Stock or any other class of stock ranking junior to the 9 7/8% Preferred Stock upon liquidation, to be paid in full an amount equal to $200.00 per share, plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared). After payment of the full amount of such liquidation distribution, the holders of the 9 7/8% Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

    4.2 INSUFFICIENT ASSETS. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of the 9 7/8% Preferred Stock and the holders of shares of all other stock of the Company ranking, as to liquidation, dissolution or winding up, on a parity with the 9 7/8% Preferred Stock, shall be insufficient to pay in full the preferential amount set forth in Section 4.1 and liquidating payments on all such other stock ranking, as to liquidation, dissolution or winding up, on a parity with the 9 7/8% Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the 9 7/8% Preferred Stock and all such other stock ratably in accordance with the respective amounts which would be payable on such shares of the 9 7/8% Preferred Stock and any such other stock if all amounts payable thereon were paid in full (which, in the case of such other stock, may include accumulated dividends).

     4.3 PAYMENTS ON STOCK RANKING JUNIOR. In the event of any such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless and until payment in full is made to the holders of all outstanding shares of the 9 7/8% Preferred Stock of the liquidation distribution to which they are entitled pursuant to Section 4.1, no dividend or other distribution shall be made to the holders of the Common Stock or any other class of stock ranking upon liquidation junior to the shares of the 9 7/8% Preferred Stock and no purchase, redemption or other acquisition for any consideration by the Company shall be made in respect of the shares of the Common Stock or such other class of stock.

                               7.

     4.4 DEFINITION. Neither the consolidation nor merger of the Company into or with another corporation or corporations shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 4.

     5.   VOTING RIGHTS.

     5.1 GENERALLY. Holders of the 9 7/8% Preferred Stock shall not have any voting rights except as hereinafter provided or as otherwise from time to time required by law. If at the time of any annual meeting of stockholders for the election of directors of the Company a default in preference dividends shall exist on the 9 7/8% Preferred Stock, or any series of Preferred Stock ranking on a parity with the 9 7/8% Preferred Stock as to dividends or upon liquidation (the 9 7/8% Preferred Stock and any such series of Preferred Stock being herein referred to as the "Parity Preferred Stock"), the maximum authorized number of members of the Board of Directors shall automatically be increased by two. The two vacancies so created shall be filled at such meeting by the vote of the holders of the 9 7/8% Preferred Stock and the holders of any other Parity Preferred Stock upon which like voting rights have been conferred and are then exercisable (the Preferred Stock and such other Parity Preferred Stock being herein referred to as "Voting Parity Preferred Stock"), voting together as a single class without regard to series, to the exclusion of the holders of the Common Stock and any other class of capital stock of the Company that is not Voting Parity Preferred Stock. The holders of the Common Stock and any other class of capital stock of the Company which has the right to vote at such meeting (other than the Voting Parity Preferred Stock) shall elect the remaining directors. Such right of the holders of the Voting Parity Preferred Stock shall continue until there are no preference dividends in arrears upon the Voting Parity Preferred Stock of any series at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any such termination of the right of the holders of shares of Voting Parity Preferred Stock as a class to vote for directors as herein provided, the term of office of each director then in office


                               8.

elected by such holders voting as a class (herein called a "Preferred Director") shall terminate immediately. Any Preferred Director may be removed by, and shall not be removed without cause except by, the vote of the holders of record of the outstanding shares of Voting Parity Preferred Stock, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of Voting Parity Preferred
Stock, called for such purpose. So long as a default in any preference dividends on the Voting Parity Preferred Stock of any series shall exist, (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by the person appointed by an instrument in writing signed by the remaining Preferred
Director and filed with the Company and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the person elected by the vote of the holders of outstanding shares of Voting Parity Preferred Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted or at any subsequent meeting. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed to be a Preferred Director. Whenever a default in preference dividends on the Voting Parity Preferred Stock shall no longer exist: (i) the term of office of the Preferred
Directors shall end, (ii) the special voting powers vested in the holders of the Voting Parity Preferred Stock as provided in this resolution shall expire, and (iii) the number of members of the Board of Directors shall be such number as may be provided for in the Company's By-Laws irrespective of any increase made as provided in this resolution. A "default in preference dividends" on the Voting Parity Preferred Stock of any series shall be deemed to have occurred whenever the amount of unpaid accrued dividends upon such series through the last preceding dividend period therefor shall be equivalent to six quarterly dividends (which, with respect to the 9 7/8%
Preferred Stock, shall be deemed to be dividends in respect of a number of dividend periods containing not less than 540 days) or more, and having so occurred, such default shall be deemed to exist thereafter until, but only until, full cumulative dividends on all shares of Voting Parity
Preferred Stock of each and every series then outstanding


                               9.

shall have been paid to the end of the last preceding dividend period.

     5.2 RANKING. So long as any shares of 9 7/8% Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the 9 7/8% Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class together with all other series of Parity Preferred Stock),
(i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the 9 7/8% Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Restated Certificate of Incorporation or of the resolution contained in the certificate of designation for the 9 7/8% Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 9 7/8% Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the 9 7/8% Preferred Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     5.3 APPLICABILITY. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the 9 7/8% Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     6. CONVERSION OR EXCHANGE. The holders of shares of the 9 7/8% Preferred Stock shall not have any right herein to
                               10.

convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Company.

     7. RANKING. The 9 7/8% Preferred Stock shall rank on a parity as to dividends and liquidation with each series of Preferred Stock outstanding on the date of issuance of the 9
7/8% Preferred Stock.

     IN WITNESS WHEREOF, Wells Fargo & Company has caused this
Certificate to be executed by its officers thereunto duly authorized as of this __ day of February 1996.




                                   ______________________________
                                         William F. Zuendt
                                            President
Attest:



________________________________
     Guy Rounsaville, Jr.
          Secretary


                                   11.